Exhibit 10.7

NOBLE CORPORATION

EQUITY COMPENSATION PLAN

FOR NON-EMPLOYEE DIRECTORS

SECTION 1. ESTABLISHMENT AND PURPOSE. Noble Corporation, a Swiss corporation (“Noble Swiss”) maintained the Noble Corporation Equity Compensation Plan for Non-Employee Directors (the “Plan”). Noble Swiss and Noble Corporation Limited, a company registered in England and Wales (“NCL”), entered into a merger agreement dated June 30, 2013 (the “Merger Agreement”), pursuant to which Noble Corporation plc, a public limited company incorporated under the laws of England and Wales (and successor to NCL) (the “Company”) assumed, as of the Effective Time, the Assumed Plans (as defined therein), including the Plan, and such plans became plans of the Company.

Pursuant to Section 5.2 of the Merger Agreement, which provides for necessary and appropriate amendments with respect to the Assumed Plans, the Company desires to amend, restate and continue the Plan to reflect the Merger Agreement and the assumption of the Plan.

The Company does hereby amend, restate and continue the Plan, effective as of the Effective Time, to reflect the Merger Agreement and the assumption of the Plan and to provide for certain other changes in connection with the transactions described in the Merger Agreement.

The purposes of the equity compensation features of the Plan are to enable non-employee directors of the Company to acquire shares of the Company, and thereby to align their interests more closely with the interests of the other shareholders of the Company, and to encourage the highest level of director performance by providing the non-employee directors with a more direct interest in the Company’s attainment of its financial goals.

SECTION 2. CERTAIN DEFINITIONS. For purposes of the Plan, the following terms shall have the indicated meanings:

(a) “Annual Retainer” shall have the meaning specified in Section 5(a) hereof.

(b) “Board of Directors” means the Board of Directors of the Company.

(c) “Company” means Noble Corporation plc, a public limited company incorporated under the laws of England and Wales, and its successors.

(d) “Compensation Committee” means the Compensation Committee of the Board of Directors.

(e) The “Current Market Price” of the Shares on any date shall be the average of the daily closing prices of the Shares for the 15 consecutive trading days immediately preceding the day in question. The closing price for each such trading day shall be the closing sales price of the Shares as reported for the principal national stock exchange or stock market on which the

Shares are then listed, or, if not reported for such exchange or market, on the composite tape, or, in case no such sale takes place on such trading day, the average of the reported closing bid and asked quotations for the Shares on such exchange or market, or, if the Shares are not listed on any national stock exchange or stock market, or no such quotations are available, the average of the high bid and low asked quotations for the Shares in the over-the-counter market as reported by an inter-dealer quotation system. Such closing prices shall be appropriately adjusted to take into account any share dividend, split or combination with respect to the Shares that occurs within such 15- day period.

(f) “Outside Director” means an individual duly elected or chosen as a director of the Company who is not also an officer or employee of the Company or any of its subsidiaries, but does not include any person named as a director emeritus pursuant to the by-laws of the Company.

(g) “Plan Quarter” means each three-month period ending on March 31, June 30, September 30 and December 31 of each Plan Year.

(h) “Plan Year” means a calendar year.

(i) “Quarterly Amount” shall have the meaning specified in Section 5(a) hereof.

(j) “Required Share Amount” shall have the meaning specified in Section 5(a) hereof.

(k) “Share” means a share of the Company and any share or shares of capital securities or other securities of the Company hereafter allotted and issued or which may be allotted and issuable in respect of or in substitution or exchange for each such present share.

SECTION 3. PLAN ADMINISTRATION. The Compensation Committee shall be responsible for the administration of the Plan. The Compensation Committee is authorized to interpret the Plan, prescribe, amend and rescind rules and regulations relating to the Plan, provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company in connection with the operation of the Plan and make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan. No member of the Board of Directors or the Compensation Committee shall be liable for any action or determination made in good faith with respect to the Plan. The determinations, interpretations and other actions of the Board of Directors and the Compensation Committee pursuant to the provisions of the Plan shall be binding and conclusive for all purposes and on all persons.

SECTION 4. SHARES SUBJECT TO THE PLAN.

(a) Number of Shares. Two hundred fifty thousand (250,000) Shares are available for issuance, transfer or delivery in accordance with the provisions of the Plan. Shares available pursuant to the Plan may be unissued Shares from the Company’s authorized or conditional share capital or Shares held in treasury by the Company or one or more subsidiaries of the Company. If the rules of any stock exchange or stock market on which the Shares are listed require shareholder approval of the Plan as a prerequisite for listing on such stock exchange or stock market the Shares issuable under the Plan, then no such shares shall be allotted and issued unless shareholder approval is obtained.

(b) Adjustments Upon Changes in Shares. In the event the Company shall effect a split of the Shares or a dividend payable in Shares, or in the event the outstanding Shares shall be combined into a smaller number of shares, the maximum number of Shares available under the Plan shall be increased or decreased proportionately. In the event of a reclassification of the Shares not covered by the foregoing, or in the event of a liquidation or reorganization (including a merger, demerger, conversion, amalgamation, consolidation or sale of assets) of the Company, the Board of Directors shall make such adjustments, if any, as it may deem appropriate in the number and kind of shares that are available pursuant to the Plan.

SECTION 5. ANNUAL RETAINER.

(a) Quarterly Amounts. Required Share Amount. Subject to the provisions of the Plan, each Outside Director shall be paid an annual retainer for serving as a director of the Company (the “Annual Retainer”). The amount of the Annual Retainer to be paid to each Outside Director for each Plan Year shall be $50,000. Of this amount, (i) $40,000 shall be in the cash component of the Annual Retainer, payable in cash in quarterly installments of $10,000 (each such quarterly payment being herein referred to as a “Quarterly Amount”), and (ii) $10,000 shall be the equity component of the Annual Retainer, payable in Shares in one installment (the “Required Share Amount”). An Outside Director who serves in such capacity for less than an entire Plan Quarter shall have his Quarterly Amount for such Plan Quarter pro-rated based on his number of days of service as an Outside Director during such Plan Quarter. An Outside Director who serves in such capacity for less than an entire Plan Year shall have his Required Share Amount for such Plan Year pro-rated based on his number of days of service as an Outside Director during such Plan Year.

(b) Voluntary Share Purchases. For any Plan Quarter, an Outside Director may elect to have up to 100% of the Quarterly Amount earned by such Outside Director for such Plan Quarter applied to the purchase of Shares pursuant to the provisions of Section 5(c) hereof. An Outside Director must notify the Company of such election not later than the 20th day of the last month of the Plan Quarter for which the election is made (or prior to such later date as may be approved by the Compensation Committee); provided, however, that such election shall be effective only if the person making such election is serving as an Outside Director at the time of such election. An election made pursuant to this Section 5(b) for a Plan Quarter shall be irrevocable from and after the date of such election. Such elections shall be on a form prescribed for this purpose by the Compensation Committee. The amount to be applied to the purchase of Shares shall be designated by the Outside Director as a percentage of his Quarterly Amount in integral multiples of 5%.

(c) Payment of Quarterly Amounts. No later than 60 days following the last day of each Plan Quarter, the Company shall pay to each person who served as an Outside Director during such Plan Quarter the Quarterly Amount earned by such person for such Plan Quarter by delivering to or on behalf of such person:

(A) an amount in cash equal to the Quarterly Amount earned by such person for such Plan Quarter less the portion thereof, if any, that such person elected to have applied to the purchase of Shares pursuant to Section 5(b) hereof; and

(B) a number of whole Shares determined by dividing (x) the Quarterly Amount earned by such person for such Plan Quarter or portion thereof that such person elected to have applied to the purchase of Shares pursuant to Section 5(b) hereof, if any, by (y) the Current Market Price of the Shares as of the last day of such Plan Quarter.

(d) Payment of Required Share Amount; Nominal Value. No later than 60 days following the last day of each Plan Year, the Company shall pay to each person who served as an Outside Director during such Plan Year the Required Share Amount earned by such person for such Plan Year by issuing, transferring or delivering to or on behalf of such person a number of Shares determined by dividing (x) the Required Share Amount earned by such person for such Plan Year by (y) the Current Market Price of the Shares as of the last day of such Plan Year. To the extent payment is made to an Outside Director by the Company’s issuance, transfer or delivery of Shares, such Outside Director may be required by the Compensation Committee, in its discretion, or pursuant to procedures of the Compensation Committee, to pay the nominal value of such Shares. Such nominal value may be paid by causing any such payment of Shares to be made partly in cash in lieu of Shares, which cash shall be retained by, or returned to, the Company to the extent required to satisfy the applicable nominal value payment obligation.

(e) Fractional Shares. No fraction of a Share shall be allotted and issued, transferred or delivered by the Company pursuant to Section 5(c) or 5(d) hereof, but in lieu thereof each Outside Director who would otherwise be entitled to a fraction of a Share shall be paid an amount in cash equal to the value of such fraction of a Share based upon the Current Market Price of the Shares as of the last day of the applicable Plan Quarter or Plan Year, as the case may be.

(f) Eligibility. Anything in the Plan to the contrary notwithstanding, no Outside Director shall be entitled to receive an Annual Retainer (or any component thereof) under the Plan if such Outside Director ceases to serve on the Board of Directors by reason of such Outside Director’s (i) fraud or intentional misrepresentation or (ii) embezzlement, misappropriation or conversion of assets or opportunities of the Company or any of its affiliates.

SECTION 6. PLAN AMENDMENT, MODIFICATION AND TERMINATION. The Board of Directors may at any time suspend, terminate, amend or modify the Plan; provided, however, that no amendment or modification of the Plan shall become effective without the approval of such amendment or modification by the shareholders of the Company if the Company, on the advice of counsel, determines that shareholder approval is necessary or desirable.

SECTION 7. PLAN EFFECTIVENESS. The Plan shall be amended, restated and continued by the Company as of the Effective Time; provided that if the Merger Agreement is not approved by the shareholders of the Company or does not otherwise become effective, then this amendment and restatement shall not take effect, and the Plan as amended through March 27, 2009, shall remain in effect.

SECTION 8. GENERAL PROVISIONS.

(a) No Continuing Right as Director. Neither the adoption or operation of the Plan, nor the Plan itself or any document describing or relating to the Plan, or any part hereof, shall confer upon any Outside Director any right to continue as a director of the Company or any subsidiary of the Company.

(b) Nonalienation of Benefits. No Outside Director shall have the right to sell, assign, transfer or otherwise convey or encumber in whole or in part the right to receive any payment under the Plan, except that any rights an Outside Director may have hereunder at the time of his death may be transferred by will or pursuant to the laws of descent and distribution.

(c) Binding Effect. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to all or substantially all of the assets and business of the Company. The terms and conditions of the Plan shall be binding upon each Outside Director and his heirs, legatees, distributees and legal representatives.

(d) Severability. If any provision of the Plan or any agreement hereunder is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan or such agreement, as the case may be, but such provision shall be fully severable and the Plan or such agreement, as the case may be, shall be construed and enforced as if the illegal or invalid provision had never been included herein or therein.

(e) Requirements of Law. The issuance, transfer or delivery of Shares pursuant to the Plan shall be subject to all applicable laws, rules and regulations and to such approvals by governmental agencies as may be required.

(f) Investment Letter. The Company’s obligation to allot and issue, transfer or deliver Shares under the Plan shall be conditioned upon its receipt from the person to whom such Shares is to be allotted and issued, transferred or delivered of an executed investment letter containing such representations and agreements as the Company may determine to be necessary or advisable in order to enable the Company to allot, issue, transfer or deliver such Shares to such person in compliance with the Securities Act of 1933 and other applicable federal, state or local securities laws or regulations.

(g) No Restriction of Corporate Action. Nothing contained in the Plan shall be construed to prevent the Company or any subsidiary thereof from taking any corporate action (including any corporate action to suspend, terminate, amend or modify the Plan), whether or not such action would have an adverse effect on the Plan or any payments to be made under the Plan. No Outside Director or other person shall have any claim against the Company or any subsidiary thereof as a result of such action.

(h) Rights as Shareholder. No person entitled to receive Shares under the Plan shall have any of the rights of a shareholder of the Company with respect to such Shares until such Shares are actually allotted and issued, transferred or delivered to or on behalf of such person.

(i) Notices. All notices to be given hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered personally, (ii) transmitted by United States registered or certified mail (or the applicable foreign version thereof), postage prepaid, (iii) sent by prepaid courier service, or (iv) sent by telecopy or facsimile transmission, confirmation receipt requested. Such notices shall be effective (i) if delivered personally or sent by courier service, upon actual receipt by the intended recipient, (ii) if mailed, upon the date of delivery as shown by the return receipt therefor, or (iii) if sent by telecopy or facsimile transmission, upon the date evidenced in the confirmation receipt. A party may change, at any time and from time to time, by written notice to the other, its address for receiving notices. Until such address is changed in accordance herewith, notices hereunder shall be delivered or sent (i) to the individual at his address as set forth in the records of the Company or (ii) to the Company at 13135 South Dairy Ashford, Suite 800, Sugar Land, TX 77478, Attention: Executive Vice President (Tel.: 1-281-276-6100, Fax: 1-281-276-6316).

(j) No Interest. The Company shall not be liable for any interest or other charges on any amounts payable under the Plan.

(k) Governing Law. The provisions of the Plan shall be governed by and construed in accordance with the laws of the State of Texas, except to the extent Texas law is preempted by Federal law of the United States, or the laws of England and Wales.

(l) Other Fees and Reimbursement of Expenses. Directors of the Company shall be entitled, for their service as directors, to compensation other than the Annual Retainer and to the reimbursement of certain expenses in accordance with the policies, practices and procedures of the Company from time to time in effect. Without limiting the preceding sentence, it is currently the policy of the Company to pay to directors meeting attendance fees for Board of Director meetings and Board of Director committee meetings attended and to reimburse directors for travel, lodging and related expenses incurred in connection with attendance at such meetings. Expenses shall be reimbursed no later than the last day of the year following the year in which such expenses are incurred.

(m) Withholding. The Compensation Committee may establish such rules and procedures as it considers desirable in order to satisfy any obligation of the Company or its affiliates to withhold taxes or social security contributions (or similar charges) of any kind required by law to be withheld in connection with the payment of any Quarterly Amounts or Required Share Amounts, and the provisions of Section 5(d) above shall apply to such awards mutatis mutandis in respect of any applicable withholding obligations.

(n) Miscellaneous. Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction of the Plan or any provisions hereof. The use of the masculine gender shall also include within its meaning the feminine. Wherever the context of the Plan dictates, the use of the singular shall also include within its meaning the plural, and vice versa.

(o) Section 409A. The payments provided pursuant to the Plan are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) as “short-term deferrals.” Notwithstanding any other provision to the contrary, the Plan shall not be amended in any manner that would cause (i) the Plan or any amounts payable hereunder to fail to comply with the requirements of Section 409A, to the extent applicable, or (ii) any amounts or benefits payable hereunder that are not subject to Section 409A to become subject thereto (unless they also are in compliance therewith), and the provisions of any purported amendment that may reasonably be expected to result in such non-compliance shall be of no force or effect with respect to the Plan. No adjustment authorized by Section 4(b) or any other section of the Plan shall be made by the Company in such manner that would cause or result in the Plan or any amounts or benefits payable hereunder to fail to comply with the requirements of Section 409A to the extent applicable, and any such adjustment that may reasonably be expected to result in such non-compliance shall be of no force or effect.

(p) Third Party Rights. It is not intended that any of the terms of this Plan should be enforceable by any third party pursuant to the UK Contract (Rights of Third Parties) Act 1999.

(q) Data Protection. By participating in the Plan, participants give their consent to the holding and processing of data relating to them (including personal data) in relation to and as a consequence of the Plan and to the disclosure of data (even outside the European Economic Area) to their employer, or any Affiliate, Trustee, to any possible purchaser of their employer or their employer’s business or any Affiliate of the Company and their respective advisors in relation to the Plan.